Exhibit 99.1

Empery Digital Acquires 110 Additional BTC and Now Holds Over 3,913 BTC

AUSTIN, Texas – August 4, 2025 – Empery Digital Inc. (NASDAQ: EMPD) (the “Company” or “Empery Digital”) today announced that since the last update on July 31st, the Company has acquired an additional 110.00 BTC for a total purchase price of $12.6 million. As of the time of this release, the Company holds 3,913.23 BTC acquired for an aggregate purchase price of approximately $460 million, reflecting an average purchase price of $117,629 per BTC.

About Empery Digital Inc.

Built on Principles. Powered by Blockchain.

Effective as of July 17, 2025, the Company adopted a bitcoin treasury strategy with the goal of becoming a leading, low cost, capital efficient, globally trusted aggregator of bitcoin. Empery Digital (formerly Volcon) was founded as the first all-electric power sports company sourcing high-quality and sustainable electric vehicles for the outdoor community. The power sports brand will operate under the brand name Empery Mobility. Empery Mobility electric vehicles are the future of off-roading, not only because of their environmental benefits but also because of their near-silent operation, which allows for a more immersive outdoor experience.

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Empery Digital Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For Digital: digital@volcon.com